UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) March 27, 2015

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Matador Resources Company
(Exact name of registrant as specified in its charter)
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Texas	001-35410	27-4662601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 LBJ Freeway, Suite 1500, Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 371-5200
Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 27, 2015, Matador Resources Company (the “Company”) received notice from Mr. David F. Nicklin, Executive Director of Exploration, of his intent to retire from his current position with the Company effective March 31, 2015. Mr. Nicklin will continue to serve as a consultant and special advisor to the Board of Directors, reporting to the Chief Executive Officer, and in such capacity will continue to provide advisory services to the Company and its Board of Directors on a regular basis.

Item 5.07	Submission of Matters to a Vote of Security Holders.
The Company held a special meeting of shareholders on April 2, 2015 (the “Special Meeting”) to approve an amendment to the Amended and Restated Certificate of Formation of the Company (the “Certificate of Formation”) to increase the amount of authorized common stock from 80,000,000 shares to 120,000,000 shares and correspondingly increase the aggregate number of authorized shares from 82,000,000 shares to 122,000,000 shares (the “Amendment”). As of February 18, 2015, the record date for the Special Meeting, there were 73,455,117 shares of the Company’s common stock outstanding with each such share being entitled to one vote per share of common stock at the Special Meeting.
A total of 59,546,016 shares of the Company’s common stock were represented in person or by proxy at the Special Meeting.
At the Special Meeting, the shareholders approved the Amendment, which pursuant to the Company’s Certificate of Formation required the affirmative vote of two-thirds of the outstanding shares of common stock of the Company. On April 2, 2015, the Company filed a certificate of amendment with the Secretary of State of the State of Texas related to the Amendment, and the Amendment will become effective upon acceptance by the Secretary of State of the State of Texas.
The number of votes cast for or against, as well as abstentions, with respect to the Amendment is set forth below.

Votes For	Votes Against	Votes Abstained
59,330,508	173,937	41,571

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATADOR RESOURCES COMPANY

Date: April 2, 2015	By:	/s/ Craig N. Adams
	Name:	Craig N. Adams
	Title:	Executive Vice President